SUB-TRANSFER AGENCY SERVICES AGREEMENT

DIAMOND HILL CAPITAL MANAGEMENT, INC.

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	SERVICES AND RELATED TERMS AND CONDITIONS	1

3.	INSTRUCTIONS	3

4.	COMPLIANCE WITH LAWS; ADVICE	3

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY	4

6.	SCOPE OF RESPONSIBILITY	5

7.	INDEMNITY	6

8.	FEES AND EXPENSES	7

9.	REPRESENTATIONS	7

10.	TERM AND TERMINATION	8

11.	GOVERNING LAW AND JURISDICTION	10

12.	MISCELLANEOUS	10

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Fees and Expenses

Schedule 5	List of Funds

THIS SUB-TRANSFER AGENCY SERVICES AGREEMENT is made on March 31, 2015, by and between Diamond Hill Capital Management, Inc. an Ohio corporation , (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)	Services. The Services are described in Schedule 2 (the “Services Schedule”). The Service Provider will perform the sub-transfer agency Services for the Funds listed in Schedule 2 in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)	Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.”

(C)	Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client (or a Fund) to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client or a Fund, as applicable, and any amendments thereto. Client requests to make a material change to the Services necessitated by a change to the Client’s/Funds’ Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)	Dependencies. Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties. For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the

Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)	as between the Client and the Service Provider, the Client agrees to indemnify Service Provider for any losses suffered as a result of the inaccuracy or incompleteness of (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client, a Fund or their employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) the Client or any entity acting for the benefit of the Client or a Fund or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client, a Fund or its Customers (“Intermediaries”). The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)	Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)	the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of a Fund or its Customers that are not affiliates of Service Provider (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about the Client, a Fund or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of the Client, a Fund, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client, a Fund or its Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)	the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers and will be responsible for the actions of such Administrative Support Providers hereunder the same as it would be for its own actions.

(F)	Other Services and Activities. The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself, its Customers or a Fund), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

3.	INSTRUCTIONS

(A)	Medium of Transmission. Instructions may be transmitted manually (e.g., via U.S. mail or personal delivery) or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)	Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information. In addition, the Client authorizes the Service Provider to instruct the DDA Provider and the Custodian regarding the movement of money into, out of and between Client’s accounts. Service Provider is authorized to appoint Service Provider employees to provide such instructions to the DDA Provider and the Custodian. These authorized persons will be identified in advance and provided to the Board for approval.

(C)	Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)	Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)	Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)	Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)	Compliance. The Service Provider will comply in all material respects with all Laws that it is subject to. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)

No Fiduciary etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client, a Fund or any other Person or acting as the Fund’s independent accountants or auditors.

(C)	Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client or a Fund with any Laws applicable to the Client or the Funds; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client, the Funds or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)	Advice of Experts. About any matter related to the Services, the Service Provider may seek advice from Fund counsel or a Fund’s independent accountants. Any costs related to such advice from Fund counsel or a Fund’s independent accountants will be borne by the Client. The Service Provider will not be liable if it relies on advice of Fund counsel or a Fund’s independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)	Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) business days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)	Records and Access. Subject to applicable Law, the Service Provider will allow the Client, each Fund and their independent public accountants, agents or regulators reasonable access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records.

(C)	Confidentiality. The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Client’s or a Fund’s Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)	Proprietary Information.

(i)

The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to the Service Provider Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law. Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)	Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)	Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes, but not as an endorsement of services. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)	Communications to Customers. Without the approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any Fund registration statement (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals.

(G)	Privacy. Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.	SCOPE OF RESPONSIBILITY.

(A)	Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”). The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)	Limitations on Liability.

(i)	The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)	The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Service Provider Organization (including any branch or office of the Service Provider), subject to Section 2(E)(iv) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Service Provider Organization.

(iii)	Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to or waived by Service Provider for the Services listed in the Appendix of Schedule 2 that is alleged to be the source of the loss, claim, suit, controversy, breach damage or cause, during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred. Should this agreement be assigned to SunGard, as contemplated under Section 12.(E), the 12 month period referenced in this paragraph shall include compensation paid to or waived by a combination of Citi and SunGard.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.	INDEMNITY.

(A)

Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) (each referred to as a “Loss”) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement, imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)	this Agreement, except any Loss resulting from the willful default, fraud or gross negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services; or

(ii)	any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)	Indemnity by the Service Provider. The Service Provider shall indemnify the Client and its officers, directors, employees and representatives (each, also an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all Losses arising out of a third party claim and relating to Service Provider’s (or any of its agent’s or subcontractor’s) willful default, fraud or gross negligence in the performance of its duties hereunder; except any Losses resulting from the willful default, fraud or gross negligence of the Client or its representatives.

(C)	Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which a Party (the “Indemnifying Party”) may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnifying Party of such assertion, and will keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Section 7(A) or (B) hereof, in the event the Indemnitee has not secured such consent the Indemnifying Party will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)	Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)	Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)	Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)	Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client; and

(iv)	This Agreement has been presented to, reviewed and approved by the Board of Directors or Trustees of the Funds (collectively, the “Board”).

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)	it has commercially reasonable data security and business continuity controls and plans; and

(ii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.	TERM AND TERMINATION

(A)	Term. This Agreement will begin on the Effective Date and have an initial term until August 31, 2016 (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)	Termination. Subject to Section 10(C):

(a)	Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period

(which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(b)	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(c)	This Agreement may be further terminated by either party immediately in the event of:

(a)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(c)	the merger or liquidation with another fund complex, provided that this event is after the Initial Term of the Agreement.

(d)	Notwithstanding anything to the contrary herein, this Agreement will automatically terminate upon the termination of the separate agreement between Service Provider and the Diamond Hill Funds.

(C)	Termination-related Obligations. Related to termination of this Agreement:

(i)	If the Client has terminated this Agreement without cause during the Initial Term, the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”). During the Initial Term only, in the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(ii)

Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. Such expense to transfer Client Records to another service provider shall not exceed $33,000. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the

Client Records, including costs associated with administration of the records. Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule. Notwithstanding the forgoing, should Service Provider discontinue, merge or sell its fund services business in the United States, Client may immediately terminate Agreement without penalty and Service Provider will cooperate with and reasonably assist the Client in transitioning all Services to a new service provider without charging any fees for such transition assistance. In addition, should the termination of the Agreement be the result of a material breach by the Service Provider, the Service Provider will cooperate with and reasonably assist the Client in transitioning all Services to a new service provider without charging any fees for such transition assistance. Upon termination, Service Provider shall transfer to Client any toll-free telephone number that Service Provider obtained on behalf of the Client for Shareholder calls.

(D)	Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Ohio.

(B)	Jurisdiction. The Parties hereto hereby irrevocably consent to the exclusive jurisdiction of, and venue in, any state or federal court of competent jurisdiction located in Ohio to hear any disputes arising out of or in connection with this Agreement.

(C)	Venue. Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 11(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)	Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

(A)	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)	Waiver of Rights. Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)	Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Assignment. No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Service Provider may assign and delegate its rights and obligations under this Agreement to SunGard Investor Services LLC, a Delaware limited liability company, or any of its affiliates (collectively, “SunGard”) subject to and effective upon the closing of the transfer by Service Provider and affiliates of Service Provider of Citi’s U.S. transfer agency business (the “Transaction”), as contemplated by that certain Transfer Agreement dated as of December 19, 2014, by and between an affiliate of Service Provider and SunGard. Service Provider will give the Client not less than five (5) business days’ notice of the intended effective time of the Transaction (the “Effective Time”). In connection with such assignment, the Client agrees (on behalf of itself and its affiliates) (i) that SunGard shall have no liability or obligation arising out of or in connection with this Agreement for any action or omission of Service Provider or any of its affiliates relating to or occurring at any time prior to the Effective Time; and (ii) Service Provider shall have no liability or obligation arising out of or in connection with this Agreement for any action or omission of SunGard or any of its affiliates relating to or occurring at any time after the Effective Time.

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(I)	Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.		Diamond Hill Capital Management, Inc.

By:	/s/ Jay Martin	By:	/s/Thomas E. Line

Name:	Jay Martin	Name:	Thomas E. Line

Title:	President	Title:	CFO

Date:	3-30-15	Date:	3/30/2015

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person. Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an affiliate of Service Provider.

“Business Day” means any day on which the New York Stock Exchange is open.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i) information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii) information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means each Fund or any Person to whom the Client sells, directly or indirectly, securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date that Service Provider commences providing Services pursuant to this Agreement.

Schedule 1 to Services Agreement

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in Section 10(C)(i) of the Agreement.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client or a Fund in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Service Provider Organization” means Service Provider’s ultimate parent and any company or other entity of which Service Provider’s ultimate parent is directly or indirectly a shareholder, member or owner. For purposes of this Agreement, each branch of Service Provider’s ultimate parent will be a separate member of the Service Provider Organization.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

Schedule 1 to Services Agreement

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix A — Sub-Transfer Agency Services

I.	Services

1.	Shareholder Transactions

(a)	Process shareholder purchase and redemption orders and administer compliance with initial investment minimums and waivers of such minimums.

(b)	In the event of a soft close of a fund, process shareholder purchase requests in accordance with fund rules and exceptions established in a mutually agreed upon manner.

(c)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(d)	Issue confirmations for purchases, redemptions and other confirmable transactions.

(e)	Issue periodic statements for shareholders.

(f)	Process transfers and exchanges.

(g)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(h)	Process sub-minimum fee payments and/or low balance account liquidations.

(i)	Where applicable, process redemption fee as stated in the Fund Prospectus.

(j)	Provide personnel to respond to telephone inquiries from dealers, shareholders and prospective shareholders. Provide assistance to sales representatives with establishing accounts.

(k)	Research/resolve account documentation issues

(l)	Assist with shareholder and tax form questions

(m)	Provide 24 hour voice-response system.

2.	Recordkeeping

(a)	Post shareholder transactions to recordkeeping system

(b)	Balance daily transaction activity

(c)	Gain/loss tracking and billing

(d)	Fund NAV processing

(e)	Manage daily ACH transmissions

(f)	Image inbound mail/fax documentation

(g)	Reconcile Demand Deposit Accounts

(h)	Process NSCC activity, support full NCSS networking

(i)	Complete cash settlement between funds, custodians, NSCC and shareholders

(j)	Track and report sales activity

(k)	Communicate/coordinate fund corporate action events

(l)	Monitor/report suspicious activity (SAR filings)

(m)	Monitor/report OFAC compliance

(n)	Provide services for compliance filings (TA-1, TA-2, 17AD 13/15/16, etc.)

(o)	Monitor cash equivalents and provide reporting on IRS Form 8300

3.	Shareholder Information Services

(a)	Produce detailed history of transactions through duplicate or special order statements upon request.

Schedule 2 to Services Agreement

(b)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

4.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and the states in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

5.	Dealer/Load Processing

(a)	Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.

(b)	Calculate/distribute fees due under 12b-1 plans for distribution and marketing expenses at the direction of the Client or the Fund’s distributor.

(c)	Provide for payment of commission on direct shareholder purchases in a load fund.

6.	Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Funds.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

(e)	Handle shareholder correspondence including complaints. The process for handling complaints shall be mutually agreed upon by the Client, Service Provider and the Funds’ distributor.

7.	System Access

Provide Client with on-line access to shareholder information, including transactions, account balances and other account information.

8.	Blue Sky Services

0	(a) Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Funds as required in order to comply with Federal and state securities laws) to register the shares of the Funds (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the Shares and all amendments thereto, to register and keep effective the registration of the Funds and the Shares with state securities authorities to enable the Funds to make a continuous offering of their Shares pursuant to Service Provider’s state registration, renewal and sales reporting Rule 38a-1 Compliance Procedures, which shall be made available to the Client upon request.

1	(b) Except as set forth in Appendix B, the Client shall be responsible for identifying to Service Provider in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

2	(c) After receipt of funds from the Client, make payments on behalf of the Client for all filing fees.

3(d)	Coordinate and address all blue sky inquiries from states related to Service Provider’s Services.

Schedule 2 to Services Agreement

9.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program (“AML Program”) of the Funds:

(a)	Where appropriate and information is available, take reasonable measures to verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.

(d)	Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Funds’ AML Program, and make the same available to the Client, the individual appointed as the Funds’ anti-money laundering compliance officer (“AML Compliance Officer”), the Funds’ auditors and regulatory or law enforcement authorities.

(e)	Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

10.	Web Access Services

Service Provider grants the Trust a limited license to access an Online Access Portal (the “Portal”) allowing users to view certain account or Fund information online.

Account Access

Product Features:

•	Continuous 24x7 availability (except for scheduled maintenance).

•	Secure access through user-ID and PIN validation.

•	Two-factor Authentication

•	Link to Client Site for Form Access

•	Single Log-on for Administrators to access fund direct shareholder information.

•	Assign and maintain user profile information for registered users.

•	Link accounts for registered users.

•	Access to usage information

•	Significant branding and customization options by site.

•	Customized email notifications to be sent to the email address on record for registration updates, account updates, and transactions.

•	All pages contain link to the Disclosure Page, Privacy Policy Page, and Fund Home site.

User Registration and Functionality

Users will have the ability to:

•	Register online (may not be available to all institutional users).

•	Create User-defined password with unlimited changes.

•	Encounter an account lock-out facility after specified number of failed log-on attempts.

•	Reset passwords online.

•	Update e-mail, user profile, and security questions online.

Schedule 2 to Services Agreement

•	Contact Customer Service.

Account Information

Web-based access to general account information including:

•	Account balances including shares, accruals, and total value

•	Cumulative value of all linked accounts

•	Account history

•	Pending transactions

•	Current and prior year activity summary

•	Distribution elections

II.	Notes and Conditions Related to Transfer Agency Services

1.	Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Funds about the legality and validity of the issuance.

2.	Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after Service Provider or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Client’s or Funds’ Procedures, Service Provider’s operational procedures and/or Service Provider’s AML Program:

(i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

3.	If the Client or a Fund fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network maintained by the NSCC, the Client shall, prior to one hour before the next settlement of Shares, (i) notify Service Provider about the settlement failure and (ii) provide Service Provider with a description of the specific remedial and prospective actions proposed to be taken by the Client in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”). If (i) the Client fails to notify Service Provider about a settlement failure on a timely basis and (ii) the Client fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Service Provider’s reasonable opinion), then, upon written notice to the Client, Service Provider may terminate the performance of any NSCC services rendered to the Client hereunder immediately and without penalty.

4.	If Service Provider is or, in Service Provider’s reasonable opinion, Service Provider may be subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) as a result of the activities of the Client or its respective agents, then Service Provider may, in its sole discretion, demand, in writing, that the Client provide Service Provider with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Client does not, within seven (7) days of such demand provide adequate assurances satisfactory to Service Provider in response to any NSCC sanction, then, upon written notice to the Client, Service Provider may terminate the performance of any NSCC related services rendered to the Client under this Agreement immediately and without penalty.

Schedule 2 to Services Agreement

5.	Notwithstanding the foregoing, Service Provider may terminate the performance of any NSCC related services rendered to the Client under this Agreement immediately and without penalty upon written notice to the Client if Service Provider is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

6.	The Service Provider acknowledges receipt of a copy of Client’s policy related to the acceptance of trades for prior day processing (the “As-of Trading Policy”). Client may amend As-of Trading Policy from time to time in its sole discretion, but will provide notice to the Service Provider of such amendment. If the amended As-of Trading Policy has a material impact on the Service Provider’s procedures or risk profile, Service Provider and Client agree to amend this Services Agreement in good faith. Service Provider is deemed to be an affiliated transfer agent for purposes of the As-of Trading Policy. Service Provider will apply the provisions of the As-of Trading Policy, including but not limited to monitoring, billing and collecting.

7.	The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider may in its sole discretion determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

8.	Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements.

9.	Client represents and warrants that:

(a)	(i) by virtue of its Charter, Shares that are redeemed by the Funds may be resold by the Funds and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)	(i) The Funds have adopted the AML Program, which has been provided to Service Provider and the Funds’ AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Fund with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider’s review and consent prior to adoption.

10.	Subject to its obligations herein with respect to “blue sky” filings, Service Provider shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares.

11. USE OF THE PORTAL IS “AS IS” AND SERVICE PROVIDER WILL NOT BE LIABLE FOR ANY DAMAGES RESULTING FROM USE OF THE PORTAL. SERVICE PROVIDER DISCLAIMS ALL WARRANTIES CONCERNING THE PORTAL, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Schedule 2 to Services Agreement

12. The parties to this Agreement acknowledge that the content and the design of Portal (excluding Fund information) are valuable trade secrets. Accordingly, the Client agrees not to (a) copy or duplicate the Portal; (b) reverse engineer, decompile or disassemble the Portal; (c) make derivative works therefrom; or (d) modify the Portal without Service Provider’s consent.

13. Notwithstanding anything in this Agreement to the contrary, Service Provider may terminate Web Access Services at any time if the provision of all or part of such services: (i) becomes the subject of a claim that such services infringe the ownership rights of any third party or that Service Provider otherwise does not have the right to permit others to use the Portal; or (ii) becomes illegal or contrary to any applicable law.

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix B — Blue Sky Exemption Services

1.	Blue Sky Exemption Services

A.	Sales to Existing Shareholders Exemption Service.

(i) Identify the Funds that qualify for exemptions from the obligation to pay registration fees under one or more states’ securities laws in connection with purchases of Fund shares by existing shareholders (the “Existing Exemption”), and avail such Funds of the Existing Exemptions in states where the applicable state securities law registration fees are based on sales of fund shares.

(ii) Review the Prospectus once a year to determine whether the Funds relying on Existing Exemption remain in compliance with the terms of the Existing Exemption in each state in which such Funds so rely, and test the data to ensure that the transfer agent is properly executing the Existing Exemption. If it is determined that a Fund no longer complies with the Existing Exemption in a state, Service Provider will ensure that subsequent sales reporting to the state in question is modified accordingly.

B.	Institutional Exemption Service.

(i) Review and research shareholder records using social codes in order to identify shareholders of the Funds (i) engaging in activities incurring state securities law registration fees in states in which there is no cap for such fees and (ii) who may be of the type who qualify for exemptions on the part of the Funds from the obligation to pay such registration fees under one or more states’ securities laws (the “Institutional Exemption”).

(ii) The Institutional Exemption will be availed of in a state without a cap on state securities law registration fees only if the applicable Fund would incur registration fees in that state that are in excess of the minimum registration fee in the state.

C. Eligible Funds. The Blue Sky Exemption Services shall be applied only to the Funds identified to be eligible for such services by Service Provider.

D. Uncontrollable Events. Service Provider shall use commercially reasonable efforts to perform the Blue Sky Exemption Services described above. Service Provider cannot guarantee that it will identify and avail the eligible Funds of every available exemption in every state.

E. Procedures. The Client acknowledges receipt of the Service Provider’s Blue Sky Exemption Services procedures and agrees that such procedures are appropriate for the Client. Service Provider may amend the Blue Sky Exemption Services procedures from time to time as mutually agreed. If such an amendment should have a material impact on the Blue Sky Exemption Services, Service Provider and Client agree to amend this Appendix in good faith.

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix C — Profile II Services

1.	Profile II Services

Service Provider will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) with the appropriate data for the pertinent record types with respect to the Funds. Service Provider will obtain the information set forth above from Service Provider’s internal records, Fund prospectuses and other Fund documents, and third parties that provide services to the Funds or to Service Provider. Service Provider will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis, but Service Provider cannot guarantee that such information will be accurate or timely updated.

Schedule 2 to Services Agreement

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)	The Client, each Fund and their employees, agents, subcontractors and predecessor service providers (including Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media that are documented and communicated via work plans or other identifiable and appropriate documents.

(B)	The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)	The authority, accuracy, truth and completeness of any information or data provided by the Client, a Fund and their employees, agents, subcontractors and predecessor service providers (including Custodians and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)	The Client, each Fund and their employees, agents, subcontractors and predecessor service providers (including Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)	The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

Schedule 3 to Services Agreement

Schedule 4 to Services Agreement

Fee Schedule

1.	FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder.

A.	Sub-Transfer Agency Fees:

The Client shall pay the following per-account fees, applied per year (payable monthly) to each shareholder account (open or closed) on Service Provider’s transfer agency system:

Per Open NSCC Account (Level 3)	$7.00
Per Open NSCC Account (Level 0, 1, 2 or 4)	$9.00
Per Open-All Other Accounts	$15.00
Per Closed Account	$2.00

For these purposes, the following categories constitute an open account on the Service Provider system in any one month: open account with balance, open account with zero balance, or open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes. NSCC Closed Accounts as of the end of each calendar year will be considered purged as of the end of the September following the respective year end and will not be included in the Closed Accounts invoiced from that point forward.

B.	Blue Sky Exemption Services Fees:

In consideration of Service Provider’s performance of the Blue Sky Exemption Services described in Appendix B of Schedule 2, the Client shall pay to Service Provider on a monthly basis the following fee:

Savings Fee: 15% of amount saved (i.e., costs of filings without Exemption Services minus actual cost of filings)

C.	Profile II Services

In consideration of Service Provider’s performance of the Profile II Services described in Appendix C of Schedule 2, the Client shall pay to Service Provider on a monthly basis a fee of $56 per CUSIP per month. Notwithstanding the foregoing, Service Provider agrees to waive such monthly fee.

D.	Web Access Services Fees

Annual Online Access Maintenance Fee $6,000

2.	Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A. Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

Schedule 4 to Services Agreement

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

(ii)	All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or a Fund’s dealers, or other intermediaries as required for Service Provider to perform the Services on Appendix A to Schedule 2;

(iii)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(iv)	Costs of postage, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services on Appendix A to Schedule 2 to be provided hereunder, including print production charges incurred;

(v)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(vi)	All systems-related expenses associated with the provision of special reports;

(vii)	Reimbursement of NSCC charges and Depository Trust & Clearing Corporation charges incurred by Service Provider in performing the Sub-Transfer Agency Services set forth in this Agreement;

(viii)	Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review; and

(ix)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement as mutually agreed upon.

Client shall only reimburse Service Provider for actual expenses incurred by Service Provider from an unaffiliated third party. Service Provider shall not gross up or over allocate expenses to Client other than the Client’s pro-rata share of actual expenses incurred by Service Provider. In addition, Client is not responsible for any banking fees or DDA charges.

B. Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	Fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports pursuant to any of the Schedules hereto; provided that Service Provider will build at no additional cost: (A) all existing data feeds and reporting currently received by Client from its current service provider and (B) the trade-date tax lot/position data file that will be used by the Client to feed its order management/trading system;

(iii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iv)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour; and

(v)	Fees for reprocessing trades due to errors not caused by Service Provider or its affiliates.

3.	Annual Fee Increase:

Commencing after the Initial Term and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 10%.

Schedule 4 to Services Agreement

5.	Reimbursement to Client

Service Provider shall provide Client with a copy of Service Provider’s annual SAS 70 or SSAE 16 report. Should Service Provider fail to provide such report to Client, Service Provider will reimburse expenses up to $50,000 necessary to cover costs incurred by the Fund’s auditor in performing additional control testing.

Service Provider will commit to providing within the next 12 months an SSAE 16 SOC 2 report.

Schedule 4 to Services Agreement

Schedule 5 to Services Agreement

List of Funds

DIAMOND HILL FUNDS

SMALL CAP FUND

SMALL-MID CAP FUND

MID CAP FUND

LARGE CAP FUND

SELECT FUND

LONG-SHORT FUND

FINANCIAL LONG-SHORT FUND

STRATEGIC INCOME FUND

DIAMOND HILL RESEARCH OPPORTUNITIES FUND

Client may add up to two additional Funds and/or one additional share class in each Fund, without incurring any start-up expenses or fees.

Schedule 5 to Services Agreement